Exhibit 99.1
BRIGHTPOINT ANNOUNCES PRELIMINARY SECOND QUARTER 2009 SUMMARY FINANCIAL RESULTS
Indianapolis — July 13, 2009 — Brightpoint, Inc. (NASDAQGS: CELL) today announced preliminary estimates of its financial results for the quarter ended June 30, 2009. As previously announced, the Company will release its full financial results for the quarter ended June 30, 2009 on Thursday, August 6, 2009 at approximately 4:30 p.m. EDT (New York Time).
The Company cautions that the following preliminary financial results are unaudited estimates. These estimates have not been reviewed by the Company’s Independent Registered Public Accounting Firm and are therefore subject to modification in the course of completing the Company’s quarter-end financial review and completion of the Company’s full financial results.
THE COMPANY EXPECTS TO ANNOUNCE FOR THE SECOND QUARTER OF 2009:
•	Revenue of approximately $722 million to $727 million.

•	Approximately 18 million to 19 million wireless devices handled.

•	Adjusted (non-GAAP) income from continuing operations, excluding stock based compensation expense, amortization, and restructuring charge, of approximately $0.07 to $0.13 per diluted share based on an assumed effective tax rate of 35%. Income from continuing operations on a GAAP basis of approximately $0.00 to $0.06 per diluted share.

•	Debt of approximately $95 million to $97 million and cash of approximately $74 to $76 million.
The Company has filed a registration statement, as well as a prospectus supplement and an accompanying prospectus, with the SEC for the selling shareholder offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting Deutsche Bank Securities, Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: +1-800-503-4611, Email: prospectusrequest@list.db.com.
Please see the attached explanation and reconciled presentation of the preliminary estimates of certain results for the second quarter ended June 30, 2009 prepared in accordance with U.S. GAAP and on an as adjusted non-GAAP basis. The explanation includes the reasons why management believes such non-GAAP measures are useful both to management and investors. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Brightpoint, Inc.
Brightpoint, Inc. (NasdaqGS: CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2008, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, e-Business solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,800 employees in more than 25 countries. In 2008 Brightpoint generated revenue of $4.6 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide.

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint, including, but not limited to, statements regarding preliminary second quarter 2009 summary financial results. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact:	Brightpoint, Inc. Anurag Gupta 317-707-2355 Anurag.gupta@brightpoint.com

BRIGHTPOINT, INC.
ESTIMATED NON-GAAP INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE RECONCILIATION
(Unaudited)

	Q2 2009 Estimate	Q2 2009 Estimate
	(Low)	(High)

Estimated income from continuing operations per diluted share (GAAP)	$—	$0.06

Estimated stock—based compensation	0.01	0.01
Estimated amortization expense	0.03	0.03
Estimated restructuring charge	0.03	0.03

Adjusted estimated income from continuing operations per diluted share	$0.07	$0.13

Reconciliation of weighted average common shares outstanding (diluted):

	Q2 2009 Estimate	Q2 2009 Estimate
	(Low)	(High)

GAAP	79,235	81,730
Anti-dilutive shares	2,495	—

Common share equivalent of unamortized stock based compensation	1,963	1,963

As adjusted	83,693	83,693

The Company believes that providing income from continuing operations and earnings per share on both a U.S. GAAP basis and on an as adjusted non-GAAP basis provides meaningful information to investors. Among other things, it may assist investors in evaluating our on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation and amortization of acquired finite lived intangible assets as well as other items that are considered to be unusual or infrequent in nature such as goodwill impairment charges and restructuring charges. The specific items excluded with respect to our preliminary second quarter estimates of non-GAAP income from continuing operations per share are estimated stock-based compensation expense, estimated amortization expense and estimated restructuring charge, as set forth in the above table. The Company considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time. Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, the Company adds back certain shares presumed to be repurchased by the Company under the U.S. GAAP treasury stock method related to stock based compensation expense. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.